EXHIBIT (B)(3)

                         GARY BROWN & ASSOCIATES, INC.
                     Real Estates Appraisers & Consultants

                        911 Bunker Hill Road, Suite 270
                             Houston, Texas 77024

                           -------------------------
                                (713) 468-1010
                              Fax: (713) 468-2299

May 30, 1997

Jerry W. Massengale, MAI
Vice President - Manager
Real Estate Analysis, TX1-2424
Bank One, Texas, N.A.
P.O. Box 655415
Dallas, Texas 75265-5415

Re: Summary appraisal of the Rawson-Koenig manufacturing facility located at 2301 and 2401 Central Parkway, Houston, Harris County, Texas

Dear Mr. Massengale:

In response to your authorization, we have made a personal inspection of the above referenced property, conducted the required investigations, gathered the necessary data, and analyzed the information with respect to the subject property in order to form an opinion of market value "as is" and "as complete and stabilized". Market value is defined within the Introduction section of this report. This appraisal is intended to conform with the specifications of the Uniform Standards of Professional Appraisal Practice (USPAP), the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and Bank One's appraisal standards.

This is a Summary Appraisal Report, which is intended to comply with the requirements set forth under Standards Rule 2-2(b)(i) through (xii) of the Uniform Standards of Professional Appraisal Practice (USPAP) for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning and analyses which were used in the appraisal process to develop the appraisers' opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraisers' file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraisers are not responsible for unauthorized use of this report.

The subject consists of two buildings totaling 200,600 square feet in building area, situated on 13,400 acres. The site is located along the west line of Central Parkway, just north of Dacoma Road. The improvements, built in 1968 and 1982, are steel framed, concrete block and tiltwall panel construction, which were recently remodeled and are presently in average to good condition for their age. The facility is 100% owner-occupied by Rawson-Koenig for utilization as a manufacturing facility. Approximately 8.8% or 17,592 square feet of the improvement area is finished office, break room or lab space, and the northerly, 23,875 square foot wench manufacturing building is 100% climate controlled.



----------------------------------------------- GARY BROWN & ASSOCIATES, INC. ii

Jerry W. Massengale, MAI
May 30, 1997
Page Two (2)


No soil contamination was noted. At the westerly portion of the site are numerous steel drums used for storage/disposal of waste, some being hazardous (i.e. sulfuric acid, paint sludge). We were not provided with a Phase I Environmental Site Assessment (ESA) which is reportedly currently being compiled; however, we have appraised the subject as being free and clear of any detrimental environmental conditions. Should a subsequent study reveal substantial environmental concerns, it could affect our value conclusion. We reserve the right to alter our opinion of value in such instances.

Subject to all the limiting conditions and explanations contained in this report and based upon our investigation and analyses of the market and the subject property, including our knowledge and experience of the market gained in appraising similar properties, it is our opinion that the "as is" market value of the fee simple interest in the subject property, as of May 22, 1997, is a follows:

                  FOUR MILLION THREE HUNDRED THOUSAND DOLLARS

                                  $4,300,000

Additionally, it is our opinion that the liquidation value of the fee simple interest in the subject, "as is", as of May 22, 1997, is as follows:

             THREE MILLION EIGHT HUNDRED SEVENTY THOUSAND DOLLARS

                                  $3,870,000

In forming the opinion of market value, we have estimated an exposure time of approximately nine months prior to the effective date of appraisal, and a marketing period of approximately nine months following the date of appraisal as well. In forming the opinion of liquidation value, we have estimated an exposure time of approximately three months prior to the effective date of appraisal, and a marketing period of approximately three months following the date of appraisal as well.

Your attention is directed to the following narrative appraisal report, within part, forms the basis of our opinions. This report is subject to the Assumptions and Limiting Conditions which are an integral part of the stated value.


---------------------------------------------- GARY BROWN & ASSOCIATES, INC. iii

Jerry W. Massengale, MAI
May 9, 1997
Page Three (3)


Respectfully submitted,

GARY BROWN & ASSOCIATES, INC.

/s/ Gary S. Brown                           /s/ Christy S. Bergner
----------------------------------          ----------------------------------
Gary S. Brown, MAI                          Christy S. Bergner
President                                   Associate Appraiser
Cert. No. TX-1321360-G                      Cert. No. TX-1320517-G





----------------------------------------------- GARY BROWN & ASSOCIATES, INC. iv

          [LETTERHEAD OF MICHAEL W. MASSEY & ASSOCIATES APPEARS HERE]


May 21, 1997

Mr. John Elam
Bank One Texas, NA
910 Travis Street
Houston, Texas 77002

RE: Rawson-Koenig
    5933 Eden Drive
    Haltom City, Texas

Dear Mr. Elam:

Pursuant to your request, I have estimated the "Liquidation Value" of the above referenced property defined as:

Liquidation Value is defined in THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Addition, copyright 1993, by The Appraisal Institute, page 210 as being:

Liquidation value means the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

 . Consummation of a sale will occur within a severely limited marketing period specified by the client.

 . Actual market conditions are those currently obtaining for the property interest appraised.

 .  The buyer is acting prudently and knowledgeably.

 .  The seller is under extreme compulsion to sell.

 .  The buyer is typically motivated.

 .  The buyer is acting in what he or she considers his or her best interest.

 . A limited sales market effort and time will be allowed for the completion of a sale.

 . Payment will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

 . The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Attention is directed to our narrative appraisal of this property as of May 19, 1997. In that report it stated that the property is 100% within the 100 yr. HUD designated floodplain.

The property is located in an area of wrecking yards and older industrial facilities. New development is not evident.

Bank One Texas, page 2

Based on analysis of liquidation values versus market values of similar properties which we are familiar with in the Metroplex and taking in to consideration the flood plain issue, an appropriate discount to the market value estimate is 30%.

Thus, the liquidation value of the fee simple interest in the Subject Property "as is", as of May 17, 1997, is estimated as follows:

================================================================================
 ESTIMATED MARKET VALUE 5/17/97                 $950,000
--------------------------------------------------------------------------------
 DISCOUNT FOR LIQUIDATION @ 30%                 $285,000
--------------------------------------------------------------------------------
 ESTIMATED LIQUIDATION VALUE                    $665,000
================================================================================

Should additional information be desired, please call at your convenience.

Sincerely,

MICHAEL W. MASSEY & ASSOCIATES

/s/ Michael W. Massey
----------------------------------
Michael W. Massey, MAI
President

                    [LETTERHEAD OF WFA GROUP APPEARS HERE]


May 31, 1997


Bank One, Texas NA
910 Travis, 7th Floor
Houston, Texas 77002

Attn: Mr. John Elam, Vice President

                               DESKTOP APPRAISAL

As requested, a "Desktop" appraisal of certain assets of Rawson-Koenig, Inc. has been conducted by WFA/Collateral Review Services, Inc. All items listed in this report are stated to be owned by and belong to Rawson-Koenig, Inc. although no investigation has been made to verify that ownership. The purpose of this appraisal is to arrive at a conclusion of Orderly Liquidation Value for these items as listed. Certain assumptions have been made as to condition, usage and maintenance of the listed assets. The fee for this report is for our expressed opinion at the time of inspection, with no warranties or guarantees of the outcome if values are tested at any future date.

This appraisal sets forth our findings and conclusions which are based upon an investigation of conditions affecting value and which are subject to the Limiting Conditions contained in the following report.

WFA is under no obligation to provide additional information and/or clarification of report contents to anyone other than the addressee.

Thank you for the opportunity to be of service to you.

Respectfully Submitted,

/s/ Grady A. Joiner
--------------------------------
Grady A. Joiner
Executive Vice President

/jrs

Enclosure

[LOGO OF WFA GROUP               THE WFA GROUP
 APPEARS HERE]       WFA/Collateral Review Services, Inc.


                                   FOREWORD


Founded in 1984, THE WFA GROUP (WFA) offers varied services for commercial lenders and/or their borrowers. We provide accounts receivable/inventory field audits, collateral monitoring procedures, inventory valuation, floorplan inspections, personal property appraisals & business valuations, in addition to various bank consulting services.

Our collateral review division provides services for pre-loan survey on new credits, loan portfolio maintenance on operating credits and in the asset review area on special credits. Our role here is to protect lenders against loan losses resulting from inappropriate collateral reliance and validate trade assets as viable sources of repayment.

Our appraisal/evaluation division covers a wide range of company assets including: machine tools, restaurant, trucking/automotive, printing, electronics, office equipment and furnishings, medical, dental, process plant equipment and various product inventories. We offer several levels of reporting and value concepts and our staff appraiser is a member of the American Society of Appraisers.

Our bank support and consulting division provides services in the areas of loan/credit review, loan documentation review, risk management, regulatory/board assistance and management advisory services. We also conduct presentations and training programs covering secured lending, collateral valuation and loan loss prevention.

WFA's combined staff experience evolves from numerous years in the areas of collateral management, asset-based lending, commercial banking, accounting, project management and computer services. Professional memberships include the American Management Association, American Society of Public Administration, American Society of Appraisers, National Association of Credit Management, Association of Certified Fraud Examiners, State & National Banking Associations. In addition, WFA has spoken to numerous banking groups, regulators and has published books and articles for national banking audiences, including those written for secured lending magazines, journals and newspapers.

Our client base represents the entire financial services industry, domestic and foreign banks, including non-bank entities and the FDIC. We provide our services to a wide variety of businesses throughout the United States. WFA examines and appraises over $500 million in collateral annually through its collateral management division.

                               DESKTOP APPRAISAL

OVERVIEW

This appraisal was conducted at the request of the purchaser for the purpose of estimating the referenced value(s) as of May 31, 1997 for Rawson-Koenig, Inc. by WFA/Collateral Review Services, Inc. The "Desktop" method assumes general conditions as indicated. It is recommended that this appraisal be used for basic decision making purposes and should not be used as an absolute reference for the sale or purchase of these or similar assets and is not totally supported for litigation purposes.

ASSET LISTING

The attached asset listing labeled Exhibit A, forms the basis for this appraisal. Other conditions may apply as indicated.

[X] Depreciation Schedule Reviewed.

[ ] Discussions with owner of assets or third party.

[ ] Estimate of value by owner or third party reviewed.

[X] Original cost figures provided.

[X] Walk-through inspection.

[ ] Photographs provided.

[ ] Manufacturer, model, serial numbers or other detail information may be missing and may have an effect on the value accuracy.

VALUE CONCEPTS

One or more of the following value concepts were used at the request of the purchaser.

 [ ] Fair Market Value   [X] Orderly Liquidation Value  [ ] Forced Sale Value

ASSET CONDITIONS

This appraisal is based on the information provided as indicated herein. No inspection or verification has been conducted. We make the assumption that asset conditions are:

   [ ] Poor          [ ] Fair            [X] Good              [ ] Very Good

RESEARCH

Unless otherwise indicated, similar research methods are used for a Desktop appraisal as would be used on a full-scope appraisal. However, certain assumptions may be made as to asset usage and care as well as modifications and accessories added.

VALUATION

Based on the attached lists (Exhibit A) and certain assumptions as to condition and function, we estimate the value at ORDERLY LIQUIDATION VALUE to be $2,368,525.

WFA/COLLATERAL REVIEW SERVICES, INC.




WFA/Collateral Review Services, Inc.                                        VL-2

                                RECAPITULATION



                    DESKTOP APPRAISAL OF CERTAIN ASSETS OF

                              RAWSON-KOENIG, INC.


--------------------------------------------------------------------------------

                           ORDERLY LIQUIDATION VALUE

                             *** $2,368,525.00 ***

               (TWO MILLION, THREE HUNDRED SIXTY-EIGHT THOUSAND,
                       FIVE HUNDRED TWENTY-FIVE DOLLARS)

--------------------------------------------------------------------------------

                                EFFECTIVE DATE

                                  (05/31/97)



WFA/Collateral Review Services, Inc.                                        VL-3